Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Unitholders of Valero Energy Partners LP and

the Board of Directors of Valero Energy Partners GP LLC

We consent to the use of our report dated March 5, 2015, with respect to the combined balance sheets of the Houston and St. Charles Terminal Services Business as of December 31, 2014 and 2013, and the related combined statements of operations, changes in net investment, and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Registration Statement (Form S-3) and the related Prospectus.

/s/ KPMG LLP

San Antonio, Texas

November 16, 2015